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                                                                   EXHIBIT (8)-1



                              September 4, 1996

MedPartners/Mullikin, Inc.
3000 Galleria Tower, Suite 1000
Birmingham, Alabama 35244-2331

       RE: PLAN AND AGREEMENT OF MERGER BY AND AMONG MEDPARTNERS/ MULLIKIN, INC., EPS MERGER CORPORATION AND EMERGENCY
             PROFESSIONAL SERVICES, INC.

Gentlemen:

       We have acted as counsel to MedPartners/Mullikin, Inc., a Delaware corporation ("MedPartners/Mullikin"), in connection with the proposed merger (the "Merger") of EPS Merger Corporation, a Delaware corporation ("Subsidiary"), with and into Emergency Professional Services, Inc., an Ohio corporation ("EPS"), pursuant to the terms of that certain Plan and Agreement of Merger, dated as of July 10, 1996 (the "Plan of Merger"), by and among MedPartners/Mullikin, Subsidiary and EPS, as described in more detail in the Plan of Merger. This opinion is being provided in satisfaction of the conditions set forth in Section 9.2(e) of the Plan of Merger. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Plan of Merger.

       In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Plan of Merger, and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of MedPartners/Mullikin, Subsidiary, EPS and the EPS shareholders, which are annexed hereto (the "Representations and Warranties").

       In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

       Based upon and subject to the foregoing and assuming that, as of the Effective Time of the Merger and following the Merger, there will be no acts or omissions which will violate or be inconsistent with any of the Representations and Warranties, we are of the opinion that:

              (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and MedPartners/Mullikin, Subsidiary and EPS will
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MedPartners/Mullikin, Inc.

September 4, 1996

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        each be a party to the reorganization within the meaning of Section
        368(b) of the Code;

           (ii) No gain or loss will be recognized by MedPartners/Mullikin, EPS or Subsidiary as a result of the Merger;

           (iii) No gain or loss will be recognized by the EPS shareholders who receives solely shares of MedPartners/Mullikin Common Stock in exchange for EPS Shares;

           (iv) The receipt of cash in lieu of fractional shares of MedPartners/Mullikin Common Stock will be treated as if the fractional shares were distributed as a part of the exchange and then were redeemed by MedPartners/Mullikin. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code;

           (v) The tax basis of the shares of MedPartners/Mullikin Common Stock received by the EPS shareholders will be equal to the tax bases of the EPS Shares exchanged therefor, excluding any basis allocable to a fractional share of MedPartners/Mullikin Common Stock for which cash is received; and

           (vi) The holding period of the shares of MedPartners/Mullikin Common Stock received by the EPS shareholders will include the holding period or periods of the EPS Shares exchanged therefor, provided that the EPS Shares are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time of Merger.

        The Merger should have no immediate federal income tax consequences to MedPartners/Mullikin Stockholders.


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MedPartners/Mullikin, Inc.
September 4, 1996
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        Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, to any party to the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement.

        We hereby consent to the reference to our Firm under the heading "Legal Matters" in the Prospectus which forms a part of the Registration Statement, and to the filing of this opinion as an Exhibit thereto.

                                        Very truly yours,


                                        HASKELL SLAUGHTER & YOUNG, L.L.C.



                                        By         /s/ Ross N. Cohen
                                          ---------------------------------
                                                      Ross N. Cohen